EXHIBIT 99.1

Whitestone REIT Announces Completion of Settlement With Hartman

Approves Distribution of Whitestone REIT Operating Partnership Units

HOUSTON, April 29, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded community business center REIT, today announced that it had approved the distribution of 1,115,527.632 units of limited partnership interest ("Whitestone OP Units") in Whitestone REIT Operating Partnership, L.P. ("Whitestone OP") held by Hartman Income REIT to its shareholders.

Under the May 2008 settlement agreement between Whitestone REIT and Allen R. Hartman, which ended 18 months of litigation, the Whitestone OP Units held by Hartman Income REIT were to be distributed to the shareholders of Hartman Income REIT, if so elected by Whitestone REIT. On March 25, 2009, Whitestone made this election and the Whitestone OP Units were distributed to the shareholders of Hartman Income REIT other than Mr. Hartman, on April 24, 2009. The Whitestone OP Units are convertible at certain times set forth in the partnership agreement into Whitestone REIT common shares on a one-for-one basis. The value of one Whitestone common share was determined by the Board of Trustees to be $5.15 per share as of December 31, 2008.

Whitestone REIT will commence payment of monthly distributions to the new Whitestone REIT OP partners beginning in May at the same dividend rate paid to Whitestone REIT common shareholders of $0.0375 monthly per share. Previously, Whitestone REIT OP had paid this distribution directly to Houston R.E. Income Properties XIV, LP, one of the entities rolled up into Hartman Income REIT. Since 2002, over $5 million in monthly distributions has been paid to Houston R.E. Income Properties XIV, LP.

"We are delighted to put this final piece of business related to the litigation completely behind us. While there may be a slight delay of one to two weeks in processing the May distribution, due to the conversion time required by our transfer agent, there will be no disruption in payment of the dividends on these shares. Prior to this final transaction, Whitestone REIT had been paying our monthly dividends on these units to Hartman Income REIT. The dividends will now be paid directly to the approximately 1,000 new OP Unit holders," said James C. Mastandrea, Chairman and Chief Executive Officer of Whitestone REIT. "The Whitestone Board appreciates the cooperation of Mr. Hartman and his team in completing this last step in our settlement, and wishes Mr. Hartman and Hartman Income REIT much success in the future."

Tax Treatment of the Distribution of Whitestone OP Units

Based on the opinion of Whitestone's third party tax consultant and information provided by Hartman Income REIT, Whitestone REIT determined that this distribution of Whitestone OP Units by Hartman Income REIT will not result in a taxable gain for Hartman Income REIT, and therefore, no taxable income will be passed on to the shareholders of Hartman Income REIT because of this transaction. Whitestone REIT's tax consultant determined, based on Hartman Income REIT's estimate of its taxable income and dividends for 2009, that this distribution will be reflected as additional "return of capital" on the 2009 Form 1099-Div to be issued by Hartman Income REIT in January 2010. The Company recommends that new Whitestone OP Unit holders check with their own tax consultant for their individual situations.

About Whitestone REIT

Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties(tm) -- it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Chicago, Illinois; Houston, Dallas, and San Antonio, Texas; and Scottsdale, Arizona. The Company has approximately $200 million of assets owned and managed, comprising approximately 3 million square feet of lease space in 36 properties as of January 21, 2009. Whitestone has over 650 tenants offering basic goods and services with lease spaces ranging in size from 500 to 55,000 square feet. Headquartered in Houston, Texas, Whitestone employs 53 people nationally. For additional information about the Company, go to http://www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595, ext. 3013
          agregory@whitestonereit.com